As filed with the Securities and Exchange Commission on February 20, 2001
                                                      Registration No. 333-33900

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          DISCOVERY LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                          94-3171943
            (State or other jurisdiction of           (I.R.S. Employer
            incorporation or organization)           Identification No.)

                        350 South Main Street, Suite 307
                         Doylestown, Pennsylvania 18901
               (Address of Principal Executive Offices) (Zip Code)

   Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan
                            (Full title of the plan)

                             Robert Capetola, Ph.D.
                             Chief Executive Officer
                          DISCOVERY LABORATORIES, INC.
                        350 South Main Street, Suite 307
                         Doylestown, Pennsylvania 18901
                     (Name and address of agent for service)

                                 (215) 340-4699
          (Telephone Number, Including Area Code, of Agent for Service)

                                    ---------


                                   Copies to:
                               Ira L. Kotel, Esq.
                           Roberts, Sheridan & Kotel,
     The New York Practice of Dickstein Shapiro's Corporate & Finance Group
                                    Tower 49
                               12 East 49th Street
                            New York, New York 10017


                         CALCULATION OF REGISTRATION FEE

                                                      Proposed Maximum        Proposed Maximum
   Title of Securities          Amount to be           Offering Price        Aggregate Offering          Amount of
    to be Registered           Registered(1)            Per Share(2)              Price(2)         Registration Fee(1)(2)
    ----------------           -------------            ------------              --------         ----------------------
Shares of Common Stock            799,041                  $5.00                 $3,995,205                 $999

(1) Represents additional shares of Common Stock issuable under the Amended and Restated 1998 Stock Incentive Plan, as a result of the amendment of such plan to increase the number of shares issuable under such plan from 2,200,959 to 3,000,000. This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration, which results in an increase in the number of the outstanding shares of Registrant's Common Stock.

(2) Pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share of such shares of beneficial interest is estimated solely for the purpose of determining the registration fee and is based upon the average of the high and low prices per share of the Registrant's shares of beneficial interest reported on the Nasdaq Small Cap Stock Market on February 13, 2001.

proposed sale to take place as soon after the effective date of the registration statement as options granted under the plan are exercised.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item will be sent or given to each participant who has been granted options ("Options") for the purchase of shares of Common Stock (the "Shares") of Discovery Laboratories, Inc., a Delaware corporation (the "Registrant"), under the Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan (the "Plan"), and, in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement").

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item will be sent or given to employees who have been granted Options under the Plan and, in accordance with the rules and regulations of the Commission, are not being filed with, or included in, this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement:

      1. The Registrant's Annual Report on Form 10-KSB filed with the Commission on March 30, 2000, for the fiscal year ended December 31, 1999, including any documents or portions thereof incorporated by reference therein;

      2. The Registrant's Quarterly Reports on Form 10-QSB filed with the Commission on May 15, 2000, August 16, 2000, and November 14, 2000, for the quarterly periods ending March 31, 2000 (as amended), June 30, 2000, and September 30, 2000, respectively;

      3. The Registrant's Definitive Proxy Statement dated May 15, 2000, for the Annual Meeting of Shareholders held on June 16, 2000, including any documents or portions thereof incorporated by reference therein;

      4. The Registrant's Form 8-K's filed with the Commission on February 8, 2000, March 7, 2000, March 20, 2000, March 29, 2000, and December
            22, 2000, as amended;

      5. The description of the Common Stock contained in the Registrant's Registration Statement on Form S-8 filed with the Commission on July 24, 1998 (File No. 333-59945);

      6. The Registrant's Registration Statement on Form S-8, filed on March 31, 2000 (File No. 333-33900).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      The validity of the securities being registered hereunder is being passed upon for the Registrant by Dickstein Shapiro Morin & Oshinsky LLP. Attorneys of Dickstein Shapiro Morin & Oshinsky LLP beneficially own approximately 13,000 shares of the Registrant's common stock and beneficially own warrants to purchase approximately 1,700 additional shares of the Registrant's common stock.

Item 6. Indemnification of Directors and Officers

The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers, the directors and officers of any subsidiary of the Registrant, and any other individuals acting as directors or officers of any other corporation at the request of the Registrant, to the fullest extent permitted by law.

The Registrant plans to enter into indemnification agreements with certain of its executive officers containing provisions that may require the Registrant, among other things, to indemnify such officers against liabilities that may arise by reason of their status or service as officers other than liabilities arising from willful misconduct of a culpable nature and to advance certain expenses incurred as a result of any proceeding against them as to which they could be indemnified. Registrant has obtained directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed

      Not Applicable

Item 8. Exhibits.

Number                     Description
------                     -----------

4.1   Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive
      Plan.

5.1 Opinion of Dickstein Shapiro Morin & Oshinsky LLP, regarding the validity of the securities being registered.

23.1 Consent of Dickstein Shapiro Morin & Oshinsky LLP (included in its opinion filed as Exhibit 5.1 hereto)

23.2  Consent of Richard A. Eisner & Company, LLP.

24.1  Power of Attorney (included on signature pages hereto)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
            Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, Commonwealth of Pennsylvania on this 20th day of February, 2001.

                                         DISCOVERY LABORATORIES, INC.


                                         By:   /s/ Robert J. Capetola
                                             -----------------------------------
                                             Robert J. Capetola, Ph.D.
                                             Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints David L. Lopez or Evan Myrianthopoulos his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                 Date
---------                          -----                                 ----
                                   President & Chief Executive           February 18, 2001
/s/ Robert Capetola                Officer and Director
-----------------------------      (Principal Executive Officer)
Robert Capetola, Ph.D.

                                   Vice President of Finance
/s/ Evan Myrianthopoulos           (Principal Financial and              February 18, 2001
-----------------------------      Accounting Officer)
Evan Myrianthopoulos

/s/ Herbert McDade, Jr.            Chairman of the Board of Directors    February 19, 2001
-----------------------------
Herbert McDade, Jr.

/s/ Max Link                       Director                              February 18, 2001
-----------------------------
Max Link, Ph.D.

/s/ Richard G. Power               Director                              February 18, 2001
-----------------------------
Richard G. Power

/s/ Mark C. Rogers                 Director                              February 18, 2001
-----------------------------
Mark C. Rogers, M.D.

/s/ Marvin Rosenthale              Director                              February 18, 2001
-----------------------------
Marvin Rosenthale, Ph.D.


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